Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-144245

                  PROSPECTUS SUPPLEMENT DATED NOVEMBER 16, 2007
              SUPPLEMENTS UNITED FINANCIAL BANCORP, INC. PROSPECTUS
                             DATED OCTOBER 12, 2007

                         UNITED FINANCIAL BANCORP, INC.
                   (Proposed Holding Company for United Bank)

     This supplements the prospectus of United Financial Bancorp, Inc., dated October 12, 2007. This prospectus supplement should be read together with the prospectus.

     The subscription  offering and the community  offering have concluded.

     The subscription offering and community offering portion of our second-step conversion concluded on November 14, 2007. A total of 1,123 orders from depositors and others were received in the subscription and community offering, totaling 2,344,028 shares (not including shares to be purchased by the employee stock ownership plan). The number of shares available for sale in the syndicated offering will be reduced by the number of shares sold in the subscription offering and in the community offering. In order to complete the offering of our common stock, we must sell at least 9,562,500 shares of common stock, which is the minimum of our offering range. We retain the right to accept or reject in whole or in part any order in the syndicated offering.

     We are increasing the number of shares that you may purchase in all categories of the offering combined.

     The individual purchase limitation of 200,000 shares has been increased to 475,000 shares.

     The purchase limitation for persons, with associates or with persons acting in concert, has been increased from 400,000 shares to 475,000 shares.

     The ownership limitations for current United Financial Bancorp, Inc. stockholders disclosed in the prospectus remain unchanged.

     If you previously have submitted an order in the subscription offering for 200,000 shares, you may increase your order by submitting an additional stock order form for the additional shares with full payment for the additional shares ordered. If you wish to increase your order, we must receive your completed stock order form, with full payment or direct deposit account withdrawal authorization, not later than 5:00 PM, Eastern time, on November 23, 2007. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                             KEEFE, BRUYETTE & WOODS


          The date of this prospectus supplement is November 16, 2007.